EXHIBIT 99.1
[BLUEGREEN LOGO]

INVESTOR CONTACTS:                             MEDIA CONTACT:

Bluegreen Corporation                          Bluegreen Corporation
John Chiste                                    Lisa Thornhill
Chief Financial Officer                        Director,Corporate Communications
(561) 912-8010                                 (561) 912-8251
john.chiste@bxgcorp.com                        lisa.thornhill@bxgcorp.com

The Equity Group Inc.
Devin Sullivan (212) 836-9608
Adam Prior     (212) 836-9606

                              FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION TO OFFER $150 MILLION IN SENIOR NOTES

BOCA RATON, Florida - January 26, 2004 - Bluegreen Corporation (NYSE: BXG) today announced that, subject to market and other conditions, it intends to offer approximately $150 million of senior notes due 2014.

The Company plans to use the net proceeds of the offering (i) to redeem its existing 10.5% senior secured notes due 2008; (ii) to repay a portion of its other existing debt, including amounts outstanding under its existing revolving credit agreements; and (iii) for general corporate purposes. The offering will be made by means of an offering memorandum to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and to certain non-U.S. persons pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold absent registration under the Securities Act or applicable state securities laws or applicable exemptions from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135(c) of the Securities Act.

About Bluegreen Corporation

Bluegreen Corporation is one of the leading companies engaged in the acquisition, development, marketing and sale of vacation ownership resorts and residential communities in the United States. Bluegreen Resorts develops, markets, operates and manages vacation ownership resorts in the United States and Aruba. Bluegreen Communities develops and markets planned residential communities, predominantly in the Southeastern and Southwestern United States.

For more information, please visit our web site: www.bluegreenonline.com

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words "may," "intends," "plans," "will" and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of Bluegreen Corporation ("the Company") and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company's control. These include, but are not limited to, risks and uncertainties associated with: our ability to consummate the offering; the impact of economic, competitive, and other factors affecting the Company and its operations; that sales and marketing strategies will not be as successful as anticipated; and the other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission. The Company cautions that the foregoing factors are not exclusive.

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